Exhibit 10.2
------------




STRATEGIC GROWTH
INTERNATIONAL, INC.

August 1, 2004

Mr. Greg Sonic
President and CEO
Napoli Enterprises Inc.
801, Muncesti Street
MD-2029, Chisinau, Moldova

Dear Mr. Sonic:

This letter is to confirm and summarize the agreement under which Strategic Growth International will serve as Investor Relations Consultant ("Consultant") to Napoli Enterprises Inc. ("the Company").

DUTIES:
-------

As Investor Relations Consultant, we will:

a) Consult with the management of the Company on Investor Relations aspects of shareholder communications, including how to arrange and conduct meetings with the professional investment community and investor groups; how to communicate the corporate message to specified audiences, and how to enhance relations with security analysts and the financial press.

b) Help develop and implement a comprehensive Investor Relations program as outlined in Exhibit 1.

c) Provide professional staff services as may be reasonably required to help the Company carry out its programs and objectives.

LIABILITY:
----------

The Company agrees to indemnify and hold harmless SGI from and against any and all losses, claims, damages, expenses or liabilities which SGI may incur based upon information, representations, reports or data furnished by the Company to the extent that such material is furnished, prepared or approved by for use by SGI.

Agreed To and Accepted by:

By: /s/ Greg Sonic                          /s/ Stanley Altschuler
    ------------------------------          ------------------------------------
    Napoli Enterprises Inc.                 Strategic Growth International, Inc.

Mr. Greg Sonic Napoli
Enterprises Inc.
Page 2



OUT OF POCKET EXPENSES:
-----------------------

The Company will reimburse SGI for all reasonable out-of-pocket disbursements, including travel expenses, made in the performance of its duties under this agreement. Items, such as luncheons with the professional investment community, graphic design and printing, postage, long distance telephone calls, etc., will be billed as incurred.

RECORDS AND RECORD KEEPING:
---------------------------

SGI will maintain accurate records of all out-of-pocket expenditures incurred on behalf of the Company. Authorization for projects, operating activities and out of pocket costs exceeding $500 will be obtained in advance before commitments are made.

TERMS OF PAYMENT:
-----------------

Billings will be done monthly for the coming month. Expenses and charges will be included in the following month's bill. Payment is due within ten (10) days upon receipt of invoice.

SERVICE FEES:
-------------

The Company will pay SGI a monthly retainer fee of $10,000.00 (U.S.) a month, to be wire transferred to the U.S. account of SGI. The first monthly fee will be paid in advance, upon execution of this Agreement. The Agreement is for a term of 24 months beginning on August 1, 2004.

The Company agrees to grant 1.9 million common shares ("the shares") to Stanley Altschuler and Richard Cooper. Such shares will be issued 50% each in the name of Stanley Altschuler and Richard Cooper. Such shares shall be vested as follows: 35% of the shares on execution of this Agreement and the remainder (65%) on February 2, 2005. Such shares will have piggy-back registration rights for one year.

In the event of a stock reverse, the amount of post-reverse shares issued to Stanley Altschuler and Richard Cooper shall be at least 400,000 shares or such greater amount as determined by the stock reverse. In no event shall the post-reverse shares issued to Stanley Altschuler and Richard Cooper exceed 5% of the shares outstanding following such reverse.

Agreed To and Accepted By:

By: /s/ Greg Sonic                          /s/ Stanley Altschuler
    ------------------------------          ------------------------------------
    Napoli Enterprises Inc.                 Strategic Growth International, Inc.

Mr. Greg Sonic Napoli
Enterprises Inc.
Page 3



TERMS OF AGREEEMENT:
--------------------

The Company shall have the right to terminate this Agreement in six months on February 1, 2005. Upon such termination in 6 months, the Company has the right to rescind 50% of the shares upon 10 days prior written notice. Such right shall be voided if the company has raised at least $2 million of financing (debt and/or equity) prior to February 1, 2005 from a financial intermediary or institution that has been introduced by SGI.

The Agreement shall be for a period of 24 months commencing on August 1, 2004, unless otherwise terminated as provided herein. This Agreement shall be governed by and subject to the jurisdiction of and laws of New York State and the United States of America.

Please confirm agreement to the above by endorsing all three (3) copies and returning two (2) copies to SGI.

AGREED TO AND ACCEPTED BY:
--------------------------

By: /s/ Greg Sonic                          /s/ Stanley Altschuler
    ------------------------------          ------------------------------------
    Napoli Enterprises Inc.                 Strategic Growth International, Inc.

                                    EXHIBIT 1
                        Financial Public Relations Duties
                                       for
                             Napoli Enterprises Inc.

Strategic Growth International, Inc. will develop a comprehensive financial relation game plan with the following goals, all of which are designed to achieve increased and sustained share value:

1. Develop a coordinated package of financial public relations materials, including PowerPoint, fact sheet, press releases, corporate package, etc. that is acceptable to the Company. SGI will also review and advise on features and functionality of the website in this regard.

2. Immediately introduce the Company to financial intermediaries with the goal of fulfilling the Company's financial needs. This will be accomplished through meetings in key financial centers including: New York, San Francisco, London, Geneva, Zurich, Chicago, Los Angeles and Boston.

3. Increase liquidity in the stock with the goal of attaining new market makers and introducing the Company to professionals in the investment community.

4.   Develop institutional ownership in the stock.

5. Assist in obtaining research from reputable institutional sales boutiques and small cap research analysts.

6.   Create financial media opportunities for the Company as appropriate.

7. Obtain invitations to and coordinate participation in financial industry conferences.

8. Coordinate all day-to-day investor relation's activities - press releases, dissemination of information, earnings conference calls, etc.

9.   Assist in creating opportunities for European buying in the stock.

10. Introduce the Company to financial intermediaries and institutions with a goal of the Company raising up to 10 million dollars of financing for its expansion plans.



AGREED TO AND ACCEPTED BY:


/s/ Greg Sonic                                          Date: August 1, 2004
--------------------------------------------
Mr. Greg Sonic, President and CEO
Napoli Enterprises Inc.


/s/ Stanley Altschuler                                  Date: August 1, 2004
--------------------------------------------
Mr. Stanley Altschuler, President
Strategic Growth International , Inc.